Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC TO REDEEM ITS 7 7/8% NOTES DUE 2005

New York, NY (July 27, 2005) – The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that it is exercising its option to redeem all of its outstanding 7 7/8% Notes due 2005 (CUSIP No. 460690AK6) (the “Notes”), of which an aggregate principal amount of $250,000,000 are outstanding.

The redemption date will be August 26, 2005. The redemption price will be equal to the greater of (i) 100% of the principal amount of the Notes, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the adjusted treasury rate (as defined in the Notes), plus twenty basis points, as calculated by an independent investment banker (as defined in the Notes) plus, in either case, accrued and unpaid interest to, but excluding, the redemption date. The adjusted treasury rate will be calculated on the third business day preceding the redemption date.

On the redemption date, the redemption price will become due and payable. Interest on the Notes will cease to accrue on and after the redemption date. Payment of the redemption price plus accrued interest will be made upon presentation and surrender of the Notes at the principal payment office of the trustee:

     The Bank of New York 111
Sanders Creek Parkway
East Syracuse, New York 13057
Attention: Redemption Unit

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Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing-services companies. Major global brands include Draft, Foote Cone & Belding Worldwide, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Deutsch and Hill Holliday.

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Contact Information

General Inquiries:	Media, Analysts, Investors:	Analysts, Investors:
Julie Tu	Philippe Krakowsky	Jerry Leshne
(212) 827-3776	(212) 704-1328	(212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax